Exhibit 99

GORMAN-RUPP REPORTS RECORD THIRD QUARTER AND NINE MONTH RESULTS
AND ANNOUNCES STOCK SPLIT AND CASH DIVIDEND INCREASE
Mansfield, Ohio — October 27, 2006 — The Gorman-Rupp Company (AMEX:GRC) reports record earnings and sales for the third quarter and nine months ended September 30, 2006.
Net income during the third quarter 2006 was $6,612,000 and more than doubled when compared to $2,675,000 during the third quarter 2005. Net sales during the quarter were $70,833,000 compared to $58,980,000 during the same period in 2005, an increase of 20.1%. Earnings per share during the third quarter 2006 were $0.62 compared to $0.25 during the same period in 2005.
Net income during the third quarter 2006 was positively impacted by reductions in state tax liability estimates and federal research and development tax credits totaling approximately $1,018,000, or $0.10 per share.
Net income for the first nine months of 2006 was $16,649,000 compared to $7,666,000 during the same period in 2005, an increase of 117.2%. Net sales during the first nine months of 2006 were $205,825,000 compared to $167,126,000 during the same period in 2005, an increase of 23.2%. Earnings per share for the first nine months of 2006 were $1.56 compared to $0.72 during the same period in 2005.
Strong shipments into the municipal water and wastewater, fire protection, construction, industrial and international markets by the Mansfield Division, Patterson Pump Company and Gorman-Rupp of Canada Ltd. contributed to the Company’s third quarter and nine months 2006 results.
The Company was recently named as one of the “200 Best Small Companies In America” in Forbes magazine based on its financial performance.
“We are extremely pleased with the record sales and earnings for the third quarter and nine months,” reported Jeffrey Gorman, President and CEO. “Strong domestic sales growth combined with increased penetration in international markets have contributed to the Company’s performance.”
At its October 26, 2006 meeting, the Board of Directors of The Gorman-Rupp Company declared a five-for-four split of the Company’s Common Shares in the form of a distribution of one additional Common Share for each four Common Shares previously issued. The distribution will be made on December 8, 2006, to shareholders of record at the close of business on November 15, 2006.

Exhibit 99

Cash payments will be made to shareholders in settlement of fractional-share interests resulting from the distribution on the basis of the average of the high and low sales price of the Company’s Common Shares on the American Stock Exchange on the record date (or, if there are no sales on the record date, then on the first preceding day on which there were sales), adjusted to reflect the distribution.
National City Bank (Cleveland, Ohio), the Transfer Agent and Registrar for the Common Shares of the Company, will accept instructions from brokers and nominees regarding their requirements in respect to the distribution until December 1, 2006.
After giving effect to the issuance of the additional Common Shares in the distribution, the most recent quarterly dividend rate of $0.14 per Common Share would have been $0.112 per share.
In other action, the Board of Directors of the Company declared a quarterly cash dividend of $0.12 per share on the Common Stock of the Company, payable December 8, 2006, to shareholders of record November 15, 2006. The cash dividend is payable on post-split shares and represents a 7.1% increase over the equivalent post-split dividend of $0.112 paid during the previous quarter.
This marks the 227th consecutive dividend paid by the Company.
David P. Emmens
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1477
American Stock Exchange Symbol (GRC)
For information contact Robert E. Kirkendall, Senior Vice President & CFO, Telephone (419) 755-1294.
The Gorman-Rupp Company designs, manufactures and sells pumps and related equipment (pumps and motor controls) for use in water, wastewater, construction, industrial, petroleum, original equipment, agriculture, fire protection, heating ventilating and air conditioning (HVAC), military and other liquid handling applications.

Exhibit 99

The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Statements of Income (unaudited)
(in thousands of dollars, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Net sales	$70,833	$58,980	$205,825	$167,126
Cost of products sold	54,243	47,610	158,698	133,565

Gross Profit	16,590	11,370	47,127	33,561

Selling, general and administrative expenses	8,179	7,127	23,928	21,832

Operating Income	8,411	4,243	23,199	11,729
Other income (expense) — net	361	3	1,004	439

Income Before Income Taxes	8,772	4,246	24,203	12,168
Income taxes	2,160	1,571	7,554	4,502

Net Income	$6,612	$2,675	$16,649	$7,666

Basic and Diluted Earnings Per Share	$0.62	$0.25	$1.56	$0.72
The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(in thousands of dollars)

	September 30,	December 31,
	2006	2005
Assets

Cash and short-term investments	$22,231	$11,540
Accounts receivable — net	45,324	41,473
Inventories — net	50,834	52,403
Deferred income taxes and other current assets	7,183	5,085

Total Current Assets	125,572	110,501

Property, Plant and Equipment — Net	51,182	51,505
Other assets	17,474	17,535

Total Assets	$194,228	$179,541

Liabilities and Shareholders’ Equity

Accounts payable	$9,293	$9,835
Accrued liabilities and expenses	20,449	18,384

Total Current Liabilities	29,742	28,219

Postretirement Benefits	24,164	23,255

Deferred Income Taxes	1,014	1,019

Shareholders’ Equity	139,308	127,048

Total Liabilities and Shareholders’ Equity	$194,228	$179,541

Shares outstanding	10,688,697	10,685,697